UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2012

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard
Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

On February 28, 2012, Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online, Inc. (the “Company”), established a pre-arranged stock trading plan (the “Plan”) to (i) exercise stock options granted on May 7, 2002 with an exercise price of $5.767 per share and scheduled to expire on May 6, 2012 (the “Options”) and (ii) sell any shares of the Company’s common stock acquired upon such exercise, in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.

Mr. Goldston entered into the Plan as part of his individual long-term asset diversification, tax and financial planning strategy.  The Plan provides for the sale of up to a total of 825,000 shares of the Company’s common stock that may be acquired through the exercise of the Options.  The Plan provides that Mr. Goldston may sell any such shares beginning on March 30, 2012, and the Plan is scheduled to expire on May 5, 2012.  Shares will be sold under the Plan in the open market at prevailing market prices, subject to minimum price thresholds and, except for the last day of the Plan, limits on the number of shares to be sold each day.  Mr. Goldston will have no control over the timing of the stock sales under the Plan.

Transactions under the Plan will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the Securities and Exchange Commission.

The Company does not undertake to report other Rule 10b5-1 plans that may be adopted by any officers or directors of the Company in the future, or to report any modifications to, or the termination of, any publicly announced plan, except in each case to the extent required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2012	UNITED ONLINE, INC.

	By:	/s/ Neil P. Edwards
Neil P. Edwards
Executive Vice President and Chief Financial Officer